                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                      the Securities Exchange Act of 1934

    Filed by Registrant /X/
    Filed by a Party other than the Registrant / /
    Check the appropriate box:
    / /  Preliminary Proxy Statement
    /X/  Definitive Proxy Statement
    /X/  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                         LAURENTIAN CAPITAL CORPORATION
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

               LAURENTIAN CAPITAL CORPORATION [BOARD OF DIRECTORS]
- --------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
/ /  Fee   computed  on   table  below   per  Exchange   Act  Rules  14a-6(i)(4)
     and 0-11.
     1) Title of each class of securities to which transaction applies:


        ------------------------------------------------------------------------
     2) Aggregate number of securities to which transaction applies:


        ------------------------------------------------------------------------
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:


        ------------------------------------------------------------------------
     4) Proposed maximum aggregate value of transaction:


        ------------------------------------------------------------------------
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1) Amount Previously Paid:


        ------------------------------------------------------------------------
     2) Form, Schedule or Registration Statement No.:


        ------------------------------------------------------------------------
     3) Filing Party:


        ------------------------------------------------------------------------
     4) Date Filed:


        ------------------------------------------------------------------------

                                                         640 Lee Road, Suite 303
                                                       Wayne, Pennsylvania 19087

                                                                  April 11, 1994

                            NOTICE OF ANNUAL MEETING

TO STOCKHOLDERS:

Notice is hereby given that the Annual Meeting of the Stockholders of Laurentian Capital Corporation (the "Company") will be held at the Four Seasons Hotel, One Logan Square, Philadelphia, Pennsylvania on Tuesday, May 3, 1994, at 9:00 a.m. local time, for the following purposes:

1.  To elect directors of the Company; and

2. To transact such other business as may properly come before the meeting or any adjournment thereof.

    Information concerning matters to be considered at the meeting is set forth in the accompanying Proxy Statement.

    Stockholders of record of the Company at the close of business on March 18, 1994, are entitled to notice of and to vote at this meeting and any adjournment thereof.

                                 By Order of the Board of Directors
                                 Bernhard M. Koch, Secretary

                                   IMPORTANT

IF YOU DO NOT PLAN TO ATTEND THIS MEETING, PLEASE FILL IN, DATE, SIGN AND RETURN THE ENCLOSED PROXY USING THE ENCLOSED SELF-ADDRESSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

                                                         640 Lee Road, Suite 303
                                                       Wayne, Pennsylvania 19087
         [logo]

- --------------------------------------------------------------------------------

              PROXY STATEMENT MAILED BEGINNING APRIL 11, 1994 FOR
             ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 3, 1994
- --------------------------------------------------------------------------------

    This Proxy Statement and the accompanying form of proxy are furnished in connection with the solicitation of proxies by and on behalf of the Board of Directors of Laurentian Capital Corporation (the "Company") for use at the Annual Meeting of Stockholders to be held on May 3, 1994, or any adjournment thereof.

    The Company's Annual Report to Stockholders for the fiscal year ended December 31, 1993 accompanies this Proxy Statement. This Proxy Statement and the accompanying Notice of Annual Meeting of Stockholders, form of proxy and the Annual Report to the Stockholders have been sent or given to stockholders of the Company beginning approximately April 11, 1994.

    Execution of a proxy by a stockholder of the Company will not affect such stockholder's right to attend the meeting and to vote in person. Any stockholder of the Company who executes a proxy has a right to revoke it at any time before it is voted by advising the Company in writing, by executing a later dated proxy which is presented to the Company at or prior to the meeting, or by appearing at the meeting and advising the Secretary of the meeting, in writing, of the revocation of the proxy at any time prior to the exercise of the proxy. Forms to be used in making such revocation will be available at the meeting.

    On March 18, 1994, the record date for stockholders entitled to vote at the Annual Meeting ("Record Date"), there were 7,548,757 shares of the Company's $.05 par value common stock issued and outstanding after taking into account the effect of Treasury Shares. Each share is entitled to one vote with respect to every matter submitted to a vote at the meeting. At the annual meeting, abstentions will be treated as present for purposes of determining a quorum, and shares held by a broker that the broker fails to vote will not be treated as present for purposes of a quorum. Abstentions and broker "non-votes" will not be counted either for or against any items submitted for a vote.

                                  THE COMPANY

    Laurentian Capital Corporation (the "Company") is an insurance holding company organized under Delaware law. At December 31, 1993 the Company's principal insurance subsidiaries were Loyal American Life Insurance Company ("Loyal") and Prairie States Life Insurance Company ("Prairie").

    On December 31, 1993, 72% of the Company's $.05 par value common stock ("LCC Common Stock") was owned by The Imperial Life Assurance Company of Canada ("Imperial"). Imperial's direct parent, Laurentian Financial, Inc. ("Financial"), owned an additional 9.8% of the Company's outstanding Common Stock. Financial is a wholly-owned subsidiary of The Laurentian Group Corporation ("Group"). Prior to the transactions described below, which description is based on reports filed by the acquiring parties, Group was an indirect subsidiary of The Laurentian Mutual Management Corporation.

    On November 5, 1993, La Confederation des caisses popularies et d'economie Desjardins du Quebec, a cooperative association constituted under the laws of the province of Quebec, Canada (the "Confederation"), through its subsidiaries, Desjardins Laurentian Financial Corporation, Inc. ("DLFC"), and La Societe financiere des caisses Desjardins, Inc. ("SFCD") submitted to the shareholders of Group a share exchange tender offer for all the issued and outstanding Class A and Class B Subordinate Voting Shares of Group.

    The offer expired on December 22, 1993 at which time 100% of the Class A Shares and 98.7% of the Class B Subordinate Voting Shares were deposited. DLFC took delivery of all the shares deposited and delivered the purchase price for them on January 1, 1994. Accordingly, DLFC, SFCD and the Confederation are presently deemed to be beneficial owners of the 81.8% of the outstanding Common Stock of Laurentian Capital Corporation owned by Group through its subsidiaries, Imperial and Financial.

    The total aggregate consideration paid for the shares of Group (after giving effect to the exercise by DLFC of its right under the terms of Article 51 of the Quebec Companies Act to purchase the Class B Subordinate Voting Shares not tendered) was aggregate cash consideration of approximately $CDN 72 million, issuance of unsecured promissory notes in an aggregate principal amount of approximately $CDN 160 million, and approximately 6.9 million Class A Preferred Shares, 1.7 million Class A Subordinate Voting Shares and 11.7 million Class B Shares of DLFC.

    The aggregate cash consideration paid for the shares of Group was borrowed by SFCD from La Caisses centrale Desjardins du Quebec ("Caisses Centrale"), a related entity of the Confederation, and contributed to DLFC in exchange for shares of DLFC. The loan from Caisses Centrale to SFCD for the cash portion of the consideration paid for the shares was a bridge loan maturing June 30, 1994 with interest payable every 30, 60 or 90 days at a rate equal to Caisses Centrale's cost of its money market securities including brokerage fees for the same period plus .75% per annum.

    Messrs. Humberto Santos, Michel Therien and Claude Gravel are first-time nominees this year. Mr. Santos is President and Chief Executive Officer of DLFC; Mr. Therien is President and Chief Executive Officer of La societe de portefeuille du Group Desjardins Laurentian Life, an affiliate of DLFC; and Mr. Gravel is President and Chief Executive Officer of Desjardins Life Assurance Company, Inc., an affiliate of DLFC.

                                   PROPOSAL 1
                             ELECTION OF DIRECTORS

    The By-laws of the Company provide that members of the Board of Directors shall be elected until the next Annual Meeting of Stockholders and until their respective successors are duly elected. Unless "Withhold Authority" is specified in the proxy as to all or some of the nominees, the persons named in the accompanying proxy intend to vote the shares represented by such proxy, if properly dated and signed, for the election as directors of the eleven (11) nominees listed herein. Six of the nominees are now directors of the Company. In addition to Messrs. Santos, Therien and Gravel, Messrs. Thomas E. Beach and Stephen B. Bonner are first-time nominees for election in 1994. If elected, each shall serve as a director of the Company until the 1995 Annual Meeting of Stockholders and thereafter until his successor shall have been elected and shall qualify, except as otherwise provided in the By-laws.

    Should one or more of such nominees become unavailable or ineligible to serve, it is intended that the shares represented by the proxy will be voted for the election of the other nominees and may be voted, unless authorization is withheld, for any substitute nominee or nominees management may designate. Management has no reason to believe that any nominee will be unable or unwilling to serve as a director if elected.

    The information with respect to each nominee for election as director has been furnished to the Company by the respective nominees. No nominee, other than Mr. Rakich, has any position or office with the Company or any subsidiary of the Company. No nominee, except as indicated, owns more than 1% of the outstanding shares of Laurentian Capital Corporation's Common Stock. The following table shows as of March 18, 1994 the shares beneficially owned by each nominee and unless otherwise indicated, each nominee is believed to have sole voting and investment power with respect to such shares.

                                                                                        SHARES
                                                                      SERVED AS A    BENEFICIALLY
             NAME               AGE       PRINCIPAL OCCUPATION       DIRECTOR SINCE      OWNED
- ------------------------------  ---  ------------------------------  --------------  -------------
Thomas E. Beach...............  53   Limited partner, Miller,              **            -0-
                                      Anderson & Sherrerd
Jared M. Billings.............  62   Partner, Holland & Knight            1976         6,462

                                                                                        SHARES
                                                                      SERVED AS A    BENEFICIALLY
             NAME               AGE       PRINCIPAL OCCUPATION       DIRECTOR SINCE      OWNED
- ------------------------------  ---  ------------------------------  --------------  -------------
Stephen B. Bonner.............  47   President, McGraw - Hill,             **            -0-
                                      Construction Information
                                      Group
Claude Castonguay*............  64   Chairman of the Board of the         1984         1,965(1)
                                      Company
Claude Gravel*................  49   President and Chief Executive         **            -0-(1)
                                      Officer of Desjardins Life
                                      Assurance Company, Inc.
Jack Kinder, Jr...............  66   President of Kinder Brothers &       1990           -0-
                                      Assoc.
Robert D. Larrabee............  59   Funeral Director                     1987         5,062(2)
Robert T. Rakich..............  56   President and Chief Executive        1988       184,311(1)(3)
                                      Officer of the Company
Humberto Santos*..............  50   Chairman and Chief Executive          **            -0-(1)
                                      Officer of Desjardins
                                      Laurentian Financial
                                      Corporation
Michel Therien*...............  45   President and Chief Executive         **            -0-(1)
                                      Officer of La societe de
                                      portefeuille du Group
                                      Desjardins Laurentian Life
Alan J. Zakon.................  58   Managing Director of Bankers         1990           500
                                      Trust Corporation

- ---------
*     Citizen of Canada
**    First-time nominee in 1994

(1) Messrs. Castonguay, Gravel, Rakich, Santos and Therien by virtue of being directors and/or executive officers of companies affiliated with DLFC may, within the intendment of Rule 13d-3 under the Securities Exchange Act of 1934 (the "Exchange Act"), be deemed to be beneficial owners of the shares of LCC Common Stock beneficially owned by affiliates of DLFC. Messrs.
      Castonguay, Gravel, Rakich, Santos, and Therien have expressly disclaimed any actual beneficial interest in the shares of LCC Common Stock owned by affiliates of DLFC except as otherwise indicated. Messrs. Castonguay, Gravel, Rakich, Santos and Therien are the owners of record of the shares of LCC Common Stock set forth in the table.
(2)   Indicates the number of common shares into which 1,350 shares of Series  A
      Preferred Stock beneficially owned by Mr. Larrabee may be converted. Such shares are owned by Merchant Funeral Home, Inc., a corporation owned by Mr. Larrabee.
(3) Includes 96,111 shares subject to stock options granted to Mr. Rakich which are presently exercisable. Mr. Rakich's beneficial ownership is approximately 2.4% of total shares outstanding at March 18, 1994.

                          ABOUT THE BOARD OF DIRECTORS

    THOMAS E. BEACH is a limited partner of Miller, Anderson & Sherrerd (investment advisory firm) after serving as general partner of that firm from 1975 to 1994.

    JARED M. BILLINGS has been a Partner with Holland & Knight (law firm) since January 1993. He was formerly a Partner of Billings & Cunningham, P.A. (law firm) from 1979 to 1992.

    STEPHEN B. BONNER is President of McGraw - Hill's Construction Information Group since December 1992. He was formerly Vice President, Individual Insurance Services for Prudential Insurance Company from 1987 to December 1992.

    CLAUDE CASTONGUAY is Chairman of the Board of the Company. He was a Member of the Senate of Canada from September 1990 to December 1992; Chairman of the Board of The Laurentian Group Corporation from 1986 to November 1990; and Chief Executive Officer of The Laurentian Group Corporation from 1981 to November 1989.

    CLAUDE GRAVEL is President and Chief Executive Officer of Desjardins Life Assurance Company, Inc. since 1990. He was formerly President and Chief Executive Officer of The Safeguard Life Insurance Company from 1989 to 1990.

    JACK KINDER, JR. is President of Kinder Brothers & Associates (sales and sales management consultants) since 1978.

    ROBERT D. LARRABEE is a Funeral Director with the Merchant Funeral Home. He is also a Director of Sterling Savings and Loan Association of Spokane, Washington.

    ROBERT T. RAKICH has been President and Chief Executive Officer of the Company since May 1988.

    HUMBERTO SANTOS is President and Chief Executive Officer of Desjardins Laurentian Financial Corporation since January 1, 1994. He is also President and Chief Executive Officer of La Caisse centrale du Desjardins, a position he has held since October 1990. Prior to October 1990, he held various senior executive officer positions at the National Bank of Canada from 1976 to 1990.

    MICHEL THERIEN is President and Chief Executive Officer of La societe de portefeuille du Group Desjardins Laurentian Life since January 1, 1994. Prior to 1994, he was Senior Vice President and Chief Operating Officer of La Confederation des caisses populaires et d'economic Desjardins du Quebec from 1990 to 1993. Prior to 1990, he was President and Chief Operating Officer of La Societe de services des caisses Desjardins, Inc.

    ALAN J. ZAKON is Managing Director and Chairman of the Strategic Policy Committee with Bankers Trust Corporation since 1989. He was formerly Chairman of the Board of Boston Consulting Group from 1967 to 1988. He holds Directorships at the following: Arkansas - Best (shipping); Augat Inc. (electronic components); Autotote Corporation (gaming equipment); Boyle Leasing Technologies, Inc. (leasing); and Hechinger Corporation (specialty retailing).

    To assist in carrying out its duties and responsibilities, the Board of Directors has an Executive Committee, an Audit Committee, a Human Resources Committee, a Stock Option Committee, an Investment Committee, and a Related Party Transactions Review Committee, each composed of members of the Board. Mr. Jacques A. Drouin, a former member of the Board of Directors, served on the Executive, Human Resources, Stock Option, and Investment Committees until his recent resignation.

    The Executive Committee of the Board of Directors consists of Messrs. Castonguay and Rakich. The Executive Committee may exercise the power of the Board of Directors in certain matters between the meetings of the Board. The Executive Committee did not meet during 1993.

    The Audit Committee of the Board of Directors consists of Messrs. Billings, Zakon, Mr. Curtis L. Meeks and Mr. Anthony B. Walsh. Messrs. Meeks and Walsh are members of the Board of Directors who are not standing for election. The Audit Committee annually recommends to the Board of Directors independent accountants for appointment by the Board of Directors as auditors for the Company and its subsidiaries. The Audit Committee reviews the services to be performed by the independent accountants; and takes such action with respect to such reports as it deems appropriate. In addition, the Audit Committee reviews the duties and responsibilities of the internal auditing staff; reviews the annual program for the internal audit of the operational procedures of the Company; receives and reviews reports submitted by the internal auditing staff; and takes such action as it deems appropriate to assure that the interests of the Company are adequately protected, including the maintenance of accounting controls and standards. The Audit Committee met five times during 1993.

    The Human Resources Committee of the Board of Directors consists of Messrs. Billings, Kinder, Meeks and Rakich. The Human Resources Committee annually reviews the performance contributions of the Officers of the Company and makes recommendations to the Board of Directors for adjustments to base salaries of those officers. The Human Resources Committee also has general oversight responsibility for other compensation and benefit programs of the Company and reviews the structure, cost effectiveness, and competitive position of the Company's compensation program within the life insurance industry. The Human Resources Committee met four times during 1993.

    The Stock Option  Committee of the  Board of Directors  consists of  Messrs.
Billings, Meeks and Walsh. The Stock Option Committee is responsible for the administration of the Company's Executive Stock Option Plan. The Stock Option Committee met three times during 1993.

    The Investment Committee of the Board of Directors consists of Messrs. Castonguay, Larrabee, Rakich and Walsh. The Investment Committee has general oversight responsibilities for the Company's investment policies. The Investment Committee receives and reviews reports submitted by the Chief Investment Officer and takes action as it deems appropriate to ensure that the Company maintains an appropriate investment strategy. The Investment Committee met four times during 1993.

    The Related Party Transactions Review Committee for the Board of Directors consists of directors who were not directors or officers of any company affiliated with the Company. Members of the Related Party Transactions Review Committee are Messrs. Billings, Larrabee, and Meeks. The Related Party Transactions Review Committee reviews and makes recommendations to the Board of Directors with respect to all material and significant transactions or contracts between the Company and any person or company affiliated with the Company. The Related Party Transactions Review Committee met twice during 1993.

    Each of the Committees reports and makes recommendations to the Board of Directors.

    The Board of Directors does not have a nominating committee, as nominations for directors are made by the entire Board of Directors. Stockholders may submit written recommendations for director nominees to the Board of Directors for its consideration.

    The Board of Directors met five times during 1993. During 1993 no director, other than Mr. Guy Rivard, attended fewer than 75% of the total number of meetings of the Board and of the Committees of which he was a member. Mr. Rivard is a member of the Board of Directors who is not standing for election.

    During  the fiscal  year ended December  31, 1993 each  Director received an annual fee of $10,000, paid quarterly, and a fee of $1,000 for each Board of Directors meeting attended. Directors who are members of the Audit Committee also received $1,000 for each committee meeting attended. Directors who are members of the Executive, Human Resources, Stock Option, Related Party Transactions Review and Investment Committees also receive $1,000 for each committee meeting attended; however, should these committees meet on the same day as a Board of Directors meeting, members of the Committee receive $500 per committee meeting attended. Directors were reimbursed for expenses incurred as a result of attendance at Board or committee meetings.

    The Board of Directors unanimously recommends a vote "FOR" the election of the nominees as directors as set forth in this Proxy Statement. The Company is informed that Imperial and Financial, which hold approximately 72% and 10%, respectively, of the outstanding LCC Common Stock, intend to vote their shares in favor or the election of these nominees, in which event election of the nominees as directors would be assured.

                               EXECUTIVE OFFICERS

    In addition to Mr. Rakich, who is President and Chief Executive Officer, the executive officers of the Company and the shares beneficially owned by them as of March 18, 1994 are as follows:

                                                                                            SHARES
                                                                                          BENEFICIALLY
       NAME                      AGE                 PRINCIPAL OCCUPATION                   OWNED*
- -------------------------------  ---  --------------------------------------------------  -----------
Bernhard M. Koch**.............  39   Senior Vice President, Chief Financial Officer and     32,379(1)
                                        Treasurer since 1988; and Secretary since
                                        December 31, 1993.
David L. Wilson, Jr............  49   Senior Vice President and Chief Investment Officer     10,800(2)
                                        since October 1992. He was formerly a Vice
                                        President of the Investment Department with Penn
                                        Mutual Life Insurance Company from July 1989 to
                                        September 1992; and Senior Vice President of the
                                        Investment Department with Meritor Savings Bank
                                        from August 1979 to January 1989.
Thomas W. Alesi................  34   Assistant Vice President and Controller since             -0-
                                        January 3, 1994. He was formerly a Consultant,
                                        specializing in life insurance matters from
                                        November 1992 to December 1993; and Vice
                                        President, Treasurer and Chief Financial Officer
                                        of Corporate Life Insurance Company from March
                                        1989 to November 1992.

- ---------
 * No named executive officer with the exception of Mr. Rakich owns more than 1% of the Company's outstanding stock.
 **   Citizen of Canada
(1) All shares beneficially owned are shares subject to stock options granted to Mr. Koch that are presently exercisable.
(2) Includes 5,000 shares subject to stock options granted to Mr. Wilson that are presently exercisable.

    All executive officers are elected annually and serve at the pleasure of the Board of Directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth information as of March 18, 1994 with respect to each person known to management to be the beneficial owner of more than five per cent (5%) of the Company's outstanding common stock and all directors and executive officers of the Company as a group.

                                                       AMOUNT AND NATURE OF    PER CENT
        NAME AND ADDRESS OF BENEFICIAL OWNER           BENEFICIAL OWNERSHIP    OF CLASS
- -----------------------------------------------------  --------------------  ------------
The Imperial Life Assurance                                 5,432,109              72  %
  Company of Canada; ................................
  95 St. Clair Avenue West
  Toronto, Canada M4V 1N7
Laurentian Financial, Inc.; .........................       6,177,093(1)           81.8%
  1100 Rene Levesque Blvd., West
  Montreal, Canada H3B 4N4
The Laurentian Group Corporation; ...................       6,177,093(2)           81.8%
  1100 Rene Levesque Blvd., West
  Montreal, Canada H3B 4N4
Desjardins Laurentian Financial .....................       6,177,093(3)           81.8%
  Corporation, Inc.
  1100 Rene Levesque Blvd., West
  Montreal, Canada H3B 4N4
La Societe Financiere ...............................       6,177,093(4)           81.8%
  des caisses Desjardins, Inc.
  1 Complexe Desjardins
  Desjardins Station
  Montreal, Canada H5B 1J1
La Confederation ....................................       6,177,093(5)           81.8%
  des caisses popularies et
  d'economie Desjardins du Quebec
  100 Commandeurs Avenue
  Levis, Canada G6Y 7N5
All directors and executive officers of the Company
  as a group, consisting of 14 persons...............         241,479(6)            3.2%

- ---------

(1)   Laurentian Financial, Inc. ("Financial") owns 744,984 shares of LCC Common
      Stock.  Financial also owns 99.9% of  the outstanding capital stock of The
      Imperial  Life  Assurance  Company  of  Canada  ("Imperial").  Under   the
      applicable  provisions  of  the  Securities  and  Exchange  Act  of  1934,
      Financial may be deemed  to be a joint  beneficial owner of the  5,432,109 shares of LCC Common Stock owned by Imperial.
(2)   The  Laurentian Group  Corporation ("Group")  owns all  of the outstanding capital stock  of  Financial.  Under  the  applicable  provisions  of  the
      Securities  Exchange  Act of  1934,  Group may  be  deemed to  be  a joint beneficial owner of  the 5,432,109  shares of  LCC Common  Stock owned  by
      Imperial and the 744,984 shares owned by Financial.
(3)   Desjardins Laurentian Financial Corporation ("Desjardins Laurentian") owns
      98.6% of Group. Under the applicable provisions of the Securities Exchange
      Act  of 1934, Desjardins Laurentian may be deemed to be a joint beneficial owner of the 5,432,109  shares of LCC Common  Stock owned by Imperial  and the 744,984 shares owned by Financial.
(4)   La  Societe Financiere des caisses  Desjardins ("Societe Financiere") owns
      directly  and  indirectly  81.6%  of  Desjardins  Laurentian.  Under   the
      applicable  provisions  of the  Securities Exchange  Act of  1934, Societe
      Financiere may be deemed to be  a joint beneficial owner of the  5,432,109 shares  of LCC Common Stock owned by Imperial and the 744,984 shares owned by Financial.
(5)   La Confederation des caisses popularies et d'economie Desjardins du Quebec
      ("Confederation") owns 99.9% of  Societe Financiere. Under the  applicable provisions  of the Securities  Exchange Act of  1934, Confederation may be
      deemed to  be a  joint beneficial  owner of  the 5,432,109  shares of  LCC
      Common Stock owned by Imperial and the 744,984 shares owned by Financial.
(6)   See Notes 1 through 3 on page 5 and Notes 1 and 2 under Executive Officers on page 9.

    Section 16(a) of the Exchange Act requires the Company's officers and directors, and persons who own more than ten percent of LCC's Common Stock, to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the American Stock Exchange. Based on its review of the copies of such forms received by it or written representations from reporting persons, the Company believes that filing requirements for the fiscal year ended December 31, 1993 applicable to its officers, directors and greater than ten percent beneficial owners were complied with, except that Mr. Larrabee filed one monthly report late with respect to one 1993 transaction, Mr. Alesi filed late an initial report on Form 3, and each of Messrs. Koch, Rakich and Wilson filed a late report on Form 5 with respect to one grant of options in 1993.

           HUMAN RESOURCES COMMITTEE REPORT ON EXECUTIVE COMPENSATION

OVERVIEW AND PHILOSOPHY

    The Company intends that its executive compensation program provides an overall level of compensation opportunity that is competitive within the life insurance industry. The Company's compensation policies have been cast within the larger framework of managing the Company towards overall enhanced profitability and increased shareholder value. The Company's overall compensation philosophy is as follows:

        - Attract and retain quality talent, which is critical to both the short-term and long-term success of the Company;

        - Reinforce strategic performance objectives through the use of incentive compensation programs; and

        - Create a mutuality of interest between the executive officers and shareholders through compensation structures that share the rewards and risks of strategic decision making.

    The executive compensation program of the Company is comprised of base salary, annual cash incentive opportunities, long-term incentive opportunities in the form of stock options and benefits typically offered to executives by major corporations.

    The Human Resources Committee of the Board of Directors (the "Committee") is responsible for developing and making recommendations to the Board with respect to the Company's executive compensation policies. The Committee advises and assists management in formulating and in implementing policies designed to assure the selection, development and retention of key personnel.

SUMMARY OF COMPENSATION ELEMENTS

BASE SALARY

    At the senior executive level, base salaries are compared to life insurance industry compensation information. The Committee reviews the base salary of the executive officers on an annual basis. Adjustments to base salaries result from an assessment of the performance contributions of each executive in relationship to that executive's scope of responsibility. The Committee also examines the overall competitive position of the base salaries of its executive officers in relation to life insurance industry salary data, without attempting to achieve a specific level of salary relative to other companies. Salary decisions as to executives other than the Chief Executive Officer of the Company are determined in a structured annual review by the Committee with input from the Chief Executive Officer. On the basis of review of comparative compensation data, and considering the significant improvement in financial performance during the past three years, the base salaries of the Chief Executive Officer and each of the other named executive officers were increased effective January 1, 1993.

INCENTIVE COMPENSATION
SHORT-TERM INCENTIVE COMPENSATION

    The Committee receives and approves recommendations from management regarding an incentive compensation program at the beginning of each year to provide for a basis for annual bonus awards. Awards under the Bonus Plan are determined based on overall corporate performance and individual contributions toward the Company's goals of improving earnings and financial strength. The 1993 Bonus Plan included financial performance objectives based on the Company's earnings with goals that required improvement over prior years' results. Achievement of the financial objectives determines the amount of a bonus pool available for distribution to senior executives with the size of the pool ranging from zero if minimum target earnings levels are not met, and increasing to a predetermined maximum pool amount as various levels of earnings above the minimum target level are reached. Individual executives are grouped into salary classifications to which portions of the total potential bonus pool are allocated. Individual performance, measured against established Company goals and objectives, is reviewed by the Committee in determining the percentage of bonus pool which is payable to a specific executive.

    Messrs. Koch, Rakich and Wilson were awarded a cash bonus in February 1994 based upon the achievement of 1993 financial performance objectives established by the Committee and approved by the Board of Directors at the beginning of 1993. During 1993, the financial performance produced a bonus pool in the mid-to-upper range of possible bonus pool amounts, and specific awards are noted in the Summary Compensation Table.

LONG-TERM INCENTIVE COMPENSATION

    The stockholders of the Company approved an Amended and Restated Executive Stock Option Plan (the "Stock Option Plan") at the 1992 Annual Meeting. The Stock Option Plan is designed to align a significant portion of the Company's executive compensation program with stockholder interests. The Stock Option Committee (the "Option Committee") of the Board of Directors of the Company has the responsibility for awarding stock options and stock appreciation rights
(SARs), and takes into account each executive's level of responsibility and past contributions to the Company in making such awards. The grants made by the Option Committee in 1993, as set forth in the following tables, reflect such considerations.

REVIEW OF CEO COMPENSATION

    As described above, the Company's executive compensation program is based on corporate and individual performance and places a significant portion of an executive's compensation at risk if these goals are not attained. In addition, the program rewards long-term strategic management by using compensation vehicles which promote equity ownership and emphasize attention to shareholder value.

    The Chief Executive Officer's compensation is determined in the same manner, with up to a specified percentage of base salary being potentially available as bonus compensation to the Chief Executive Officer if individual and Company goals are met, and long-term incentive compensation being awarded in the form of stock options or SARs.

    The Company has experienced improved earnings during the past three years following the initiation of strategic initiatives that has focused the Company on its core markets and strengthened the financial condition of the Company. Consideration by the Committee of these general objectives included evaluation of Mr. Rakich's contributions to the Company in meeting certain financial goals (including targets for earnings, return on equity, debt to equity, investment yield, and operating expenses); other financial objectives; marketing objectives; improvements in organizational structure; and human resources management.

    The Committee, in the absence of and without participation by Messrs. Drouin or Rakich, reviewed the 1993 performance and compensation of the Chief Executive Officer. The foregoing factors were all taken into account in the aggregate in determining the increase in Mr. Rakich's 1993 compensation, which is reflected in the Summary Compensation Table. Because all but a few of the performance objectives were met and many were exceeded, the bonus compensation awarded was in the upper range of potential bonus compensation for the Chief Executive Officer.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    During 1993, the Committee was composed of three outside directors, Messrs. Billings, Kinder, and Meeks, Mr. Rakich, Chief Executive Officer of the Company, and Mr. Drouin, former Chairman of The Laurentian Group Corporation. In August 1990, the Company entered into an undertaking with Mr. Meeks to compensate him for real estate consulting services with respect to certain Company real property in Altamonte Springs, Florida. Pursuant to such undertaking, Mr. Meeks was paid $40,000 in August 1990 and received monthly installments aggregating $20,000 per year until August 31, 1993.

Human Resources Committee
Jared M. Billings, Chairman
Jack Kinder, Jr.
Curtis L. Meeks
Robert T. Rakich

                             EXECUTIVE COMPENSATION

    The following table and notes set forth the compensation paid or accrued by the Company during the three fiscal years ended December 31, 1993 to the Chief Executive Officer and each other named executive officer whose total annual salary and bonus for the last fiscal year exceeded $100,000.

                           SUMMARY COMPENSATION TABLE

                                                                                             LONG-TERM
                                                                                            COMPENSATION
                                                                                               AWARDS
                                                                                            ------------
                                                           ANNUAL COMPENSATION               SECURITIES
                                                ------------------------------------------   UNDERLYING
                   NAME                                                     OTHER ANNUAL      OPTIONS/       ALL OTHER
                POSITION                  YEAR    SALARY         BONUS    COMPENSATION(1)     SARS(#)     COMPENSATION(3)
- ----------------------------------------  ----  -----------     --------  ----------------  ------------  ----------------
Robert T. Rakich .......................  1993  $   352,000     $143,000       $  32,500         45,000        $   86,693
  President and Chief                     1992      339,596      115,000          38,500         16,667            81,625
  Executive Officer                       1991      325,000       81,250                        300,000
Bernhard M. Koch .......................  1993      134,500       36,000       -0-               25,000            67,551
  Senior Vice President,                  1992      126,479       31,000       -0-               15,000            10,673
  Chief Financial Officer, Treasurer      1991      118,000       18,880                          9,000
  and Secretary
David L. Wilson, Jr. ...................  1993      125,000       29,000       -0-               10,000             5,876
  Senior Vice President                   1992       21,635(2)     5,000       -0-               15,000         -0-
  and Chief Investment
  Officer

- ---------
(1)   Board of Directors fees from the Company and its insurance subsidiaries.
(2)   Mr. Wilson commenced employment with the Company on October 19, 1992.
(3) All other compensation includes the following for the named executive officers:

                                       COMPANY                          COMPANY
                                     CONTRIBUTION   SURRENDER OF    CONTRIBUTION IN
                                      TO SAVINGS       STOCK      LIEU OF RETIREMENT   GROUP LIFE
                                         PLAN         OPTIONS      PLAN CONTRIBUTION    INSURANCE
                                    --------------  ------------  -------------------  -----------
Robert T. Rakich..................    $    4,497                       $  73,196        $   9,000
Bernhard M. Koch..................        12,334     $   37,375           17,375              467
David L. Wilson, Jr...............         1,745                           3,000            1,131

    The following table and notes provide information on option grants to the executive officers named in the Summary Compensation Table to whom grants were made in fiscal year 1993.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                     INDIVIDUAL GRANTS                       POTENTIAL REALIZABLE
                                 ---------------------------------------------------------     VALUE AT ASSUMED
                                  NUMBER OF                                                 ANNUAL RATES OF STOCK
                                 SECURITIES   % OF TOTAL OPTIONS                            PRICE APPRECIATION FOR
                                 UNDERLYING       GRANTED TO       EXERCISE OR                  OPTION TERM(1)
                                   OPTIONS    EMPLOYEES IN FISCAL  BASE PRICE   EXPIRATION  ----------------------
             NAME                GRANTED(2)         YEAR(3)         PER SHARE    DATE(2)        5%         10%
- -------------------------------  -----------  -------------------  -----------  ----------  ----------  ----------
Robert T. Rakich ..............      45,000            23.7%        $    6.25   2/12/2003   $  176,877  $  448,240
  President and Chief Executive
  Officer
Bernhard M. Koch ..............      25,000            13.2%             6.25   2/12/2003       98,265     249,022
  Senior Vice President, Chief
  Financial Officer, Treasurer
  and Secretary
David L. Wilson, Jr. ..........      10,000             5.3%             6.875   5/3/2003       43,237     109,570
  Senior Vice President and
  Chief Investment Officer

- ---------
(1) The dollar amounts under these columns are the result of calculations at the 5% and 10% rates specified by the Securities and Exchange Commission when the "Potential Realizable Value" alternative is used and are not intended to be a forecast of the Company's stock price.
(2) Options are granted at market value on the date of the grant and are exercisable in equal increments at the end of each of the three years following the date of grant, except that the options granted to Mr. Rakich are immediately exercisable, subject to the condition that no option may be exercised earlier than six months, nor later than ten years, after the date of the grant. All options granted to Messrs. Rakich, Koch and Wilson were granted or amended in 1993 to include provisions pursuant to which options granted to them which are not otherwise exercisable shall immediately vest and become exercisable under certain conditions if, within the eighteen-month period subsequent to a change of control of the Company, such officer's employment by the Company is terminated by the Company (other than for cause), or by the officer for good reason.
(3) The Company granted options representing 190,000 shares to employees during 1993.

    The following table and notes provide information on the stock options and stock appreciation rights (SARs) unexercised at December 31, 1993, for the named executive officers. There were no exercises of stock options or SARs by such officers in 1993. See discussion at Note 2 in the table of Option Grants in Last Fiscal Year above with respect to vesting and exercisability following a change of control of the Company.

                       AGGREGATE OPTION/SARS EXERCISES IN
                       LAST FISCAL YEAR AND 1993 YEAR-END
                               OPTION/SARS VALUES

                                          NUMBER OF       NUMBER OF
                                         SECURITITES     SECURITITES       VALUE OF        VALUE OF
                                          UNDERLYING      UNDERLYING     UNEXERCISED     UNEXERCISED
                                         UNEXERCISED     UNEXERCISED     IN-THE-MONEY    IN-THE-MONEY
                                           SARS AT        OPTIONS AT       SARS AT        OPTIONS AT
                                         12/31/93(#)     12/31/93(#)    12/31/93($)(2)  12/31/93($)(2)
                                        --------------  --------------  --------------  --------------
                                        EXERCISABLE(E)/ EXERCISABLE(E)/ EXERCISABLE(E)/ EXERCISABLE(E)/
          NAME AND POSITION             UNEXERCISABLE(U) UNEXERCISABLE(U) UNEXERCISABLE(U) UNEXERCISABLE(U)
- --------------------------------------  --------------  --------------  --------------  --------------
Robert T. Rakich .....................       349,044 E        50,555 E    $1,948,478 E      $102,699 E
  President and Chief Executive                    0 U        11,112 U             0 U        40,281 U
  Officer
Bernhard M. Koch .....................                        16,046 E                        55,405 E
  Senior Vice President, Chief                                38,000 U                       101,125 U
  Financial Officer, Treasurer and
  Secretary(1)
David L. Wilson, Jr. .................                         5,000 E                        15,625 E
  Senior Vice President and Chief                             20,000 U                        43,750 U
  Investment Officer

- ---------
(1) In consideration of his surrender to the Company of unexercised options with respect to 6,000 shares of LCC Common Stock, the Company paid to Mr. Koch $37,375 in 1993, which amount is included under the heading "All Other Compensation" in the Summary Compensation Table.
(2) The ultimate realization of value on the exercise of such SARs and options is dependent upon the market price of LCC Common Stock at the time of exercise. Calculations are based on the $8 1/8 closing price of LCC Common Stock on the last day of the fiscal year.

                         STOCKHOLDER RETURN PERFORMANCE

    Set forth below is a line graph comparing the five year cumulative total return of the Company's common stock ("LQ") with that of the S&P 500 Life Insurance Company index and the Russell 2000 index. The Russell 2000 represents the smallest two-thirds of the 3,000 largest U.S. companies. The index is meant to be representative of the performance of small capitalization companies, similar to the Company, with a significant emphasis upon the financial services business sector.

                                        1988   1989   1990   1991   1992   1993
                                        ----   ----   ----   ----   ----   ----
LQ...................................   100     91     52     54    107    141
S&P 500 LIFE.........................   100    156    127    181    241    243
RUSSELL 2000.........................   100    116     94    137    162    192

                               OTHER COMPENSATION

    PENSION PROGRAMS. Except as described below, all employees, including officers, of the Company and its wholly-owned subsidiaries, after completion of one year of service and attainment of age 21, were previously covered by the Laurentian Capital Corporation Retirement Plan (the "Former Retirement Plan").

    The Former Retirement Plan was a qualified defined benefit pension plan generally providing an annual pension beginning at age 65. In January 1993, the Company filed a standard termination notice with the Pension Benefit Guaranty Corporation (the "PBGC") for the purpose of terminating the Former Retirement Plan. The Company ceased to accrue benefits for service cost thereunder as of December 31, 1992, and all participants became vested at that date. Upon receipt of a favorable determination on the filing by both the PBGC and the Internal Revenue Service, the Company distributed the plan assets to vested participants in accordance with PBGC established formulas. The distribution was in the form of either a rollover to the Company defined contribution plan, a purchase of non-participating annuity contract, or a lump sum payment. No named executive officers received assets as part of the distribution of assets.

    Effective January 1, 1993, the Company instituted a defined contribution plan (the "Current Plan") which provides for contributions by the Company ranging from 2-6% of the annual salary of eligible employees, with all amounts contributed to the Current Plan being fully vested.

    In 1990, the Company entered into a Deferred Compensation Agreement (the "Agreement") with Robert T. Rakich, which provided him deferred benefits in lieu of his participation in the Former Retirement Plan, which Agreement was amended effective December 31, 1992 in order to continue benefit accrual in accordance with the Former Retirement Plan. Under the Agreement, deferred amounts are credited to a special account (the "Special Account"), which is a general liability of the Company, rather than a separate fund. Amounts credited to the Special Account vest, thereby becoming non-forfeitable, in accordance with a schedule contained in the Agreement. In the event of voluntary termination of employment with the Company, Mr. Rakich would be entitled to the portion of the Special Account then vested; in the event of involuntary termination, all amounts credited to the Special Account would immediately vest. The Agreement also provides for vesting and payment of the amount credited to the Special Account in the event of disability or death. Each year that Mr. Rakich is employed by the Company, there is credited to the Special Account an amount equal to that which the Company would have contributed to the Former Retirement Plan if Mr. Rakich had been a participant therein, based on certain assumptions. The Special Account is credited with interest at the prime rate.

    In lieu of Mr. Koch's participation in the Former Retirement Plan during certain prior years, and as reported in those years, amounts equal to those otherwise payable to Mr. Koch's account under the retirement plan of the Company's affiliate, Imperial (with which Mr. Koch was formerly employed), had been paid to the Imperial plan. The amounts so credited to the Imperial plan for the period from May 1991 to December 1992, aggregating $17,375, after taking into account tax effects, were repaid to Mr. Koch during 1993 due to restrictions on eligibility of Mr. Koch to participate in the Imperial plan.

    In lieu of Mr. Wilson's participation in the Former Retirement Plan and the Current Plan through October 1993, Mr. Wilson received $3,000 during 1993.

    Amounts paid or credited for the benefit of Messrs. Koch, Rakich and Wilson are set forth in Note 3 to the Summary Compensation Table.

    SAVINGS PLAN. Under the Laurentian Capital Savings Plan (the "Savings Plan"), officers of the Company and other employees may contribute through payroll deduction up to 15% of their base salary on a pre-tax basis, subject to certain maximum amounts established by the Internal Revenue Service, pursuant to
Section 401(k) of the Internal Revenue Code, into a selection of investment mutual funds and company common stock. The Company makes matching contributions of 25% of the first six percent (6%) of pre-tax contributions and such amounts become fully vested immediately. In addition, based upon the attained earnings of the Company, an additional amount of up to 25% of the first six percent (6%) of pre-tax contributions may be contributed by the Company. Amounts contributed under the Savings Plan to the executive officers named on the Summary Compensation Table are set forth in Note 3 thereto.

    STOCK OPTION PLAN. Under the Stock Option Plan, options or SARs may be granted, at the discretion of the Option Committee, to key management employees of the Company and its subsidiaries, a group which includes approximately 15 persons. Information with respect to grants made to and values of unexercised in-the-money awards held by certain executive officers under the Stock Option Plan is set forth in the tables above.

    CHANGE OF CONTROL ARRANGEMENTS. The Company has entered into Change of Control Agreements with each of Messrs. Koch and Rakich which provide for certain benefits in the event the employment of such executive is terminated in connection with a Change of Control of the Company, as defined in such Agreements. Pursuant to each agreement, if the executive's employment by the Company is terminated within the eighteen-month period subsequent to a Change of Control, either by the Company (other than for cause or for Retirement, as defined therein) or by the executive for good reason as defined therein, the executive will be paid an amount equal to eighteen times the highest monthly base salary paid to such executive by the Company during the twelve-month period ending before the Change of Control, plus a Prorated Bonus Payment based on the amount which would have been payable to the executive for the full year in which the termination of employment occurred if the executive had remained employed for the full year. The Agreement also provides for continuing participation at the executive's election in the Company's health and hospital plan for a period of two years. Each Agreement also provides that the Company will pay legal fees and expenses incurred by the executive as a result of termination, seeking to enforce the Agreement, or a tax audit or proceeding attributable to application of certain provisions of the Internal Revenue Code to payments for benefits under the Agreement, and that payments under the Agreement are not reduced by any compensation earned by the executive as a result of other employment after the date of termination.

    As discussed in Note 2 to the table of Option Grants in Last Fiscal Year, stock options granted to certain officers of the Company include provisions by which such options become immediately exercisable under certain conditions in the event of termination of employment within eighteen months after a Change of Control.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    Mr. Larrabee is currently obligated to Prairie under a mortgage loan made by Sentinel Life Insurance Company ("Sentinel"), a former wholly-owned subsidiary of Prairie, on March 27, 1979, in the original principal amount of $547,000. The loan, which was entered into eight years prior to the Company's acquisition of Sentinel, is for a term of 25 years and bears interest at the rate of 10% per annum. The highest indebtedness on the loan during 1993 was approximately $301,000; the current outstanding balance is approximately $285,000.

    During 1993, the Company renewed a Management Services Agreement with The Laurentian Group Corporation ("Group"). The Management Services Agreement provides for Group's provision of certain management services to the Company, and for payment to Group for such services and for reimbursement of certain expenditures made by Group on behalf of the Company. Costs incurred associated with the Management Services Agreement during 1993 totaled approximately $179,000, and the Company estimates similar costs to be incurred in 1994 under a similar agreement for the fiscal year 1994. In addition, during 1993 the Company renewed an agreement ("Technology Agreement") with Laurentian Technology Inc. ("Technology"), an affiliate of Group, which provides for payments to Technology for project coordination, new technology development and consultation services, equipment and software purchasing benefits, and other services. Payments to Technology under the Technology Agreement during 1993 totaled approximately $29,000.

    In connection with Mr. Arnold M. Snortland's retirement from Prairie on December 31, 1992, Mr. Snortland agreed to provide consulting services for Prairie for four years beginning January 1, 1993, and made certain other undertakings for the benefit of Prairie. He will receive compensation for such services at a rate of $3,750 per month during such period, with such amount being payable to Mr. Snortland's estate in the event of his death prior to the expiration of period. Mr. Snortland is a member of the Board of Directors who is not standing for election.

                      FINANCIAL STATEMENTS OF THE COMPANY

    The Company's Annual Report to Stockholders for 1993 accompanies this Proxy Statement. The Annual Report contains the Company's audited financial statements and such financial statements are incorporated herein by reference.

                             STOCKHOLDER PROPOSALS

    Proposals of stockholders intended to be presented at the 1995 Annual Meeting of Stockholders must be received by the Company, for possible inclusion in the Company's proxy statement and form of proxy relating to that meeting, not later than December 12, 1994. Any stockholder proposals should be made in compliance with applicable legal requirements and be furnished to the Secretary of the Company by certified mail, return receipt requested.

                    INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

    The firm of Coopers & Lybrand, Certified Public Accountants, has been selected to audit the financial statements of the Company and its subsidiaries for the current fiscal year ending December 31, 1994. In addition to serving as the Company's independent auditors for the current fiscal year, Coopers & Lybrand served as independent auditors of the Company for the Company's most recently completed fiscal year.

    Representatives of Coopers & Lybrand are expected to be present at the Annual Meeting of Stockholders and will have an opportunity to make a statement if they desire to do so and to respond to appropriate questions.

                              COST OF SOLICITATION

    The Company will bear all costs and expenses incurred in connection with this solicitation of proxies. The costs of solicitation will include reimbursement paid to brokerage firms and others for their expenses in forwarding solicitation materials to their principals.

                                 OTHER MATTERS

    Management knows of no business which will be presented for action at the meeting other than as set forth in this Proxy Statement, but if any other matters properly come before the meeting, the persons named in the accompanying proxy will vote such proxy on such matters in accordance with their best judgment.

    IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY; THEREFORE, STOCKHOLDERS WHO DO NOT EXPECT TO ATTEND THE 1994 ANNUAL MEETING IN PERSON ARE REQUESTED TO FILL IN, SIGN AND RETURN THE PROXY FORM AS SOON AS POSSIBLE.

                                           By Order of the Board of Directors

                                           Bernhard M. Koch, Secretary

Wayne, Pennsylvania
April 11, 1994

                        LAURENTIAN CAPITAL CORPORATION

                PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR
                 ANNUAL MEETING OF STOCKHOLDERS, MAY 3, 1994


      The undersigned stockholder of Laurentian Capital Corporation (the "Company"), revoking previous proxies, acknowledges receipt of the Notice of Annual Meeting of Stockholders dated April 11, 1994, and the accompanying Proxy Statement, and hereby appoints Robert T. Rakich and Bernhard M. Koch and each of them, the true and lawful attorneys and proxies of the undersigned, with full power of substitution and revocation, to attend the Annual Meeting of Stockholders of the Company to be held at the Four Seasons Hotel, 1 Logan Square, Philadelphia, Pennsylvania 19103 on Tuesday, May 3, 1994 at 9:00 A.M., local time, and at any adjournment or adjournments thereof, with all powers the undersigned would posseess if personally present. The undersigned authorizes and instructs said proxies to vote all of the shares of stock of the Company which the undersigned would be entitled to vote if personally present as follows:

               (Continued and to be SIGNED on the OTHER SIDE)

THIS PROXY WILL BE VOTED AS DIRECTED. IF NO CONTRARY INSTRUCTION IS INDICATED, THE VOTE OF THE UNDERSIGNED WILL BE CAST "FOR" THE ELECTION OF THE NOMINEES FOR DIRECTORS NAMED HEREIN.

I.  Election of Directors:  Thomas E. Beach, Jared M. Billings, Stephen B.
                            Bonner, Claude Castonguay, Claude Gravel, Jack Kinder, Jr., Robert D. Larrabee, Robert T. Rakich, Humberto Santos, Michel Therien, Alan J. Zakon.

               FOR                    WITHHOLD AUTHORITY
              /  /                           /  /

(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.)

________________________________________________________________________________

II. In their discretion, said proxies are authorized to vote upon any other business which may properly come before the Meeting.

                  FOR         AGAINST         ABSTAIN
                 /  /           /  /            /  /

                                NOTE: Your signature should appear as your name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

                                Dated: ___________________________________, 1994

                                ________________________________________________
                                                     Signature

                                ________________________________________________
                                          Signature if held jointly

                                The Board of Directors requests that you fill in, sign, date and return the proxy card promptly using the enclosed envelope.